FOR IMMEDIATE RELEASE

Papa Murphy’s Holdings, Inc. Reports Fourth Quarter and Full Year 2014 Financial Results
- Fourth Quarter U.S. System-wide Comparable Store Sales Increase 8.4% -
- Fourth Quarter Company-owned Comparable Store Sales Increase 10.5% -
- Fourth Quarter Net Income of $2.8 million, or $0.17 per diluted share -

Vancouver, WA, March 17, 2015 (Globe Newswire) - Papa Murphy’s Holdings, Inc. (NASDAQ: FRSH) today announced financial results for its fourth quarter and full fiscal year ended December 29, 2014.
Key financial highlights for the fourth quarter of 2014 include:

•	Total revenue increased 24.8% to $28.3 million compared to the fourth quarter of 2013.

•	Domestic system comparable store sales increased 8.4%, including increases of 10.5% at company-owned stores and 8.2% at domestic franchisee-owned stores.

•
Net income was $2.8 million, or $0.17 per diluted share, compared to a net loss of $2.9 million in the fourth quarter of 2013. Pro forma net income(1) in the fourth quarter of 2013 was $443,000, or $0.03 per diluted share.

•	Adjusted EBITDA(1) increased 16.6% to $8.8 million compared to the fourth quarter of 2013.

•	Papa Murphy’s opened 38 stores system-wide, including 37 in the U.S.
Key financial highlights for the full year 2014 include:

•	Total revenue increased 21.0% to $97.4 million compared to fiscal year 2013.

•	Domestic system comparable store sales increased 4.5%, including increases of 8.1% at company-owned stores and 4.3% for domestic franchisee-owned stores.

•	Reported net income was $1.2 million, compared to a reported net loss of $2.6 million in 2013.

•	Pro forma net income(1) was $7.2 million, or $0.43 per diluted share, compared to pro forma net income of $1.9 million, or $0.11 per diluted share in 2013.

•	Adjusted EBITDA(1) increased 13.3% to $27.7 million.

•	Papa Murphy’s opened 95 stores system-wide, including 87 in the U.S.
______________________

(1)
Pro forma net income and Adjusted EBITDA are non-GAAP measures. For reconciliations of Adjusted EBITDA and pro forma net income to GAAP net income and discussions of why we consider Adjusted EBITDA and pro forma net income to be useful measures, see the financial tables accompanying this release and the paragraph below entitled “Non-GAAP Financial Measures.”

Ken Calwell, President and Chief Executive Officer of Papa Murphy’s Holdings, Inc., stated, “The fourth quarter marked another quarter of strong operating results for Papa Murphy’s. Our system-wide comparable store sales growth of 8.4%, which included a 10.5% increase at our Company stores, represented our 16th consecutive quarter of growth and was driven by a healthy balance of transaction growth, price, and favorable product mix shift. Our new product pipeline, along with our strategic initiatives, are powering continued improvement in operations and customer experience, and we’re seeing the results in our top-line and in enhanced store level productivity.”
Calwell added, “We remain confident in our long term growth opportunity and continue to invest in our Company Store Division through strategic franchise acquisitions to spur growth in our frontier markets. Through this investment, combined with future company-owned and ongoing franchise store development, we believe we can continue to drive increased awareness of the Papa Murphy’s brand and, in turn, further improvements in sales and profitability.”
Key Operating Metrics

	Three Months Ended		Twelve Months Ended
	December 29, 2014	December 30, 2013	December 29, 2014	December 30, 2013
Domestic comparable store sales growth
Franchised stores	8.2%	3.9%	4.3%	2.8%
Company-owned stores	10.5%	6.5%	8.1%	4.2%
System-wide	8.4%	4.0%	4.5%	2.8%

System-wide sales ($'s in 000s)	$238,948	$214,105	$849,682	$785,630

Adjusted EBITDA ($'s in 000s)	$8,824	$7,566	$27,678	$24,421

Store Count
Franchised	1,370	1,349	1,370	1,349
Company-owned	91	69	91	69
System-wide	1,461	1,418	1,461	1,418
We evaluate the performance of our business using a variety of operating and performance metrics. Below is a description of our key operating metrics:
Comparable Store Sales represents the change in year-over-year sales for domestic comparable stores. A comparable store is a store that has been open for at least 52 full weeks from the comparable date (the Tuesday following the opening date). As of the end of the fourth quarter of 2014 and 2013, there were 1,335 and 1,294 domestic comparable stores, respectively.
System-wide Sales include net sales by all of our system-wide stores.
Adjusted EBITDA is defined as net income (loss) before interest expense, provision for (benefit from) income taxes and depreciation and amortization, with further adjustments to reflect the additions and eliminations of various income statement items including non-cash charges, income and expenses that we consider not indicative of ongoing operations and various other adjustments. For a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, see the financial tables accompanying this release.

Acquisition Update
Subsequent to the end of the fourth quarter 2014, the Company acquired six existing Papa Murphy’s stores from a franchisee in Seattle, Washington for approximately $4.0 million, bringing the number of company-owned stores in the Seattle market to twelve. Overall, the Company and its franchisees operate 99 stores in Seattle, with plans to add additional stores in the future. This recent transaction is expected to be accretive to current year earnings per share by $0.01 to $0.02, and will contribute approximately $675,000 of incremental EBITDA(2) in 2015, net of foregone royalties.
______________________

(2)
EBITDA is a non-GAAP measures. For reconciliations of EBITDA to GAAP net income and discussions of why we consider EBITDA to be useful measures, see the financial tables accompanying this release and the paragraph below entitled “Non-GAAP Financial Measures”.

From the beginning of the fourth quarter 2014 through March 17, 2015, the Company has acquired a total of 30 existing Papa Murphy’s stores from franchisees in both established markets like Seattle, Washington; Portland, Oregon; and Boise, Idaho, and in frontier markets like Knoxville, Tennessee; Jacksonville, Florida; and Dallas, Texas. In the aggregate these acquisitions, including the six stores acquired in Seattle, are expected to be accretive to current year earnings per share in the range of $0.02 to $0.03, and contribute approximately $16.0 million to revenue and approximately $0.9 million to EBITDA in 2015, net of foregone royalties. The Company currently operates 108 stores in eleven markets.
Calwell concluded, “We continue to execute on our strategic initiatives, which include growing our Company Store Division through value-creating acquisitions. We believe it’s important for us to lead the Papa Murphy’s system through our Company Store Division, not only in the execution of our sales, marketing and operational initiatives, but also through key acquisitions that give us a strong company footprint in the East, where we can grow and also serve as a catalyst for franchisee growth in high-potential, but currently underpenetrated markets. We are doing this while simultaneously solidifying Company scale in highly profitable and established markets like Seattle and Portland.”
2015 Financial Outlook
Based on current information, Papa Murphy’s Holdings, Inc. is providing the following full-year guidance for fiscal year 2015, which ends on December 28, 2015:

•	Domestic system-wide comparable store sales growth of approximately 3.0%;

•	Total system-wide sales of approximately $900 million to $920 million;

•	110 to 115 new domestic store openings, including 10 to 15 new company-owned stores;

•	Selling, general and administrative expenses of approximately $28.0 million to $30.0 million; and

•	Capital expenditures of approximately $17.0 million to $21.0 million.
Conference Call
Papa Murphy’s Holdings, Inc. will host a conference call to discuss the fourth quarter financial results on Tuesday, March 17, 2015 at 5:00 p.m. Eastern Time.
The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13599459. The replay will be available until Tuesday, March 24, 2015. The conference call will also be webcast live from the Company's corporate website at investors.papamurphys.com, under the "Events & Presentations" page. An archive of the webcast will be available at this location shortly after the call has concluded.

About Papa Murphy’s
Papa Murphy's is a franchisor and operator of the largest Take 'N' Bake pizza chain in the United States, selling uncooked pizzas that customers bake at home. The Company was founded in 1981 and currently operates over 1,400 franchised and company-owned fresh pizza stores in 38 states, Canada and United Arab Emirates. Papa Murphy's core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the Company offers a growing menu of grab 'n' go items, including salads, sides and desserts. For more information, visit www.papamurphys.com.
Forward-looking Statements
This news release, as well as other information provided from time to time by Papa Murphy's Holdings, Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward looking statements. Forward-looking statements give the Company's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "guidance," "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.
Forward-looking statements in this press release include statements relating to the Company’s projected sales growth, projected new store openings, projected selling, general, and administrative expenses, projected capital expenditures, new products, strategic initiatives, future financial or operational results, productivity, and potential new markets and acquisitions.
Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although the Company believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in the Company’s current Annual report on Form 10-K for the fiscal year ended December 29, 2014 (which was filed today and can be found at the SEC’s website www.sec.gov); each such risk factor is specifically incorporated into this press release. Should one or more of these risks or uncertainties materialize, the Company's actual results may vary in material respects from those projected in any forward-looking statements.
Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise.
Non-GAAP Financial Measures
To supplement its financial information presented in accordance with generally accepted accounting principles (GAAP), the Company is also providing with this press release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and pro forma net income. EBITDA, Adjusted EBITDA and pro forma net income are not derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to each of EBITDA, Adjusted EBITDA and pro forma net income). The Company’s management believes that EBITDA and Adjusted EBITDA are helpful as indicators of the current financial performance of the Company because EBITDA and Adjusted EBITDA reflect the additions and eliminations of various income statement items that management does not consider indicative of ongoing operating results. Management believes that pro forma net income is also helpful as an indicator of the financial performance of the Company during fiscal year 2014 and prior periods because it adjusts net income to reflect the Company’s performance as if the Company’s initial public offering, and subsequent repayment of a portion of its long-term debt, had occurred at the beginning of the period. We have provided reconciliations of EBITDA, Adjusted EBITDA and pro forma net income to GAAP net income in the financial tables accompanying this release.

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands of dollars, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 29, 2014	December 30, 2013	December 29, 2014	December 30, 2013
	(Unaudited)
REVENUES
Franchise royalties	$10,956	$10,020	$39,305	$36,897
Franchise and development fees	1,412	1,266	4,531	4,330
Company-owned store sales	15,477	11,340	50,598	39,148
Lease and other	422	25	2,965	120
Total revenues	28,267	22,651	97,399	80,495

COSTS AND EXPENSES
Store operating costs (exclusive of depreciation and amortization shown separately below):
Cost of food and packaging	5,936	4,264	19,686	14,700
Compensation and benefits	3,738	2,875	12,673	10,687
Advertising	1,511	1,076	5,041	3,820
Occupancy	824	621	2,873	2,365
Other store operating costs	1,283	1,198	4,434	3,988

Selling, general, and administrative	6,325	6,695	29,263	24,180
Depreciation and amortization	2,237	1,734	8,052	6,973
Loss on disposal or impairment of property and equipment	45	98	72	847
Total costs and expenses	21,899	18,561	82,094	67,560

OPERATING INCOME	6,368	4,090	15,305	12,935

Interest expense	1,131	2,934	8,098	10,523
Interest income	(6)	(29)	(73)	(94)
Loss on early retirement of debt	—	4,029	4,619	4,029
Other expense, net	60	10	178	44
INCOME (LOSS) BEFORE INCOME TAXES	5,183	(2,854)	2,483	(1,567)

Provision for income taxes	2,359	47	1,235	1,024
NET INCOME (LOSS)	2,824	(2,901)	1,248	(2,591)

Net loss attributable to noncontrolling interests	—	19	—	19
NET INCOME (LOSS) ATTRIBUTABLE TO PAPA MURPHY'S	2,824	(2,882)	1,248	(2,572)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	—	(2)	—	(2)
TOTAL COMPREHENSIVE INCOME (LOSS)	$2,824	$(2,884)	$1,248	$(2,574)

Earnings (loss) per share of common stock
Basic	$0.17	$(1.15)	$(0.07)	$(2.34)
Diluted	$0.17	$(1.15)	$(0.07)	$(2.34)
Weighted average common stock outstanding
Basic	16,594,464	3,881,523	12,101,236	3,847,861
Diluted	16,710,913	3,881,523	12,101,236	3,847,861

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Selected Balance Sheet Data
(In thousands of dollars)

	December 29, 2014	December 30, 2013
Cash and cash equivalents	$5,056	$3,705
Total current assets	16,329	16,377
Total assets	266,949	264,502
Total current liabilities	18,558	17,965
Long-term debt, net of current portion	112,200	168,330
Total Papa Murphy’s Holdings Inc. shareholders’ equity	91,298	33,925

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(In thousands of dollars)

	Three Months Ended		Twelve Months Ended
	December 29, 2014	December 30, 2013	December 29, 2014	December 30, 2013
Net income (loss) as reported	$2,824	$(2,901)	$1,248	$(2,591)
Depreciation and amortization	2,237	1,734	8,052	6,973
Income tax benefit	2,359	47	1,235	1,024
Interest expense, net	1,125	2,905	8,025	10,429
EBITDA	8,545	1,785	18,560	15,835
Loss on disposal or impairment of property and equipment (a)	45	98	72	847
Expenses not indicative of future operations (b)	—	621	622	1,880
Management fees and related expenses (c)	—	174	1,678	586
Transaction costs (d)	6	379	78	402
New store pre-opening expenses (e)	21	19	32	19
Non-cash expenses and non-income based state taxes (f)	207	526	2,017	909
Loss (gain) on settlement of liabilities (g)	—	3,964	4,619	3,943
Adjusted EBITDA	$8,824	$7,566	$27,678	$24,421

Adjusted EBITDA margin (1)	31.2%	33.4%	28.4%	30.3%

(1)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by total revenues.

(a)	Represents non-cash losses resulting from disposal or impairment of property and equipment, including divested company stores.

(b)	Represents non-recurring advisory expenses and management transition and restructuring costs in connection with recruiting a new chief financial officer.

(c)
Represents the elimination of management fees and related costs paid to Lee Equity Partners, LLC and its affiliates (the "Sponsor") for advisory services provided pursuant to an advisory services and monitoring agreement and the termination fee incurred with our initial public offering (the "IPO").

(d)	Represents transaction costs relating to acquisitions and divestitures.

(e)
Represents expenses directly associated with the opening of new stores and incurred prior to the opening of new stores, including wages, benefits, travel for the training of opening teams and other store operating costs.

(f)
Represents (i) non-cash expenses related to equity-based compensation; (ii) non-cash expenses related to the difference between GAAP and cash rent expense; (iii) non-cash expenses related to the fair valuation of certain common stock and Series A Preferred Stock subject to put options; and (iv) state revenue taxes levied in lieu of an income tax.

(g)	Represents losses resulting from the refinancing of long-term debt and gains from settlement of asset retirement obligations.

PAPA MURPHY’S HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Loss to Pro Forma Net Income
(In thousands of dollars, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 29, 2014	December 30, 2013	December 29, 2014	December 30, 2013
Net income (loss) as reported	$2,824	$(2,901)	$1,248	$(2,591)
Management fees and expenses (1)	—	174	1,678	586
Loss on early retirement of debt (2)	—	4,029	4,619	4,029
Reduction in interest expense based on reduced debt balance and lower interest rates (3)	—	842	1,839	3,660
Expenses not indicative of future operations (4)	—	859	2,116	859
Incremental public costs (5)	—	(466)	(655)	(1,864)
Income tax expense on adjustments (6)	—	(2,094)	(3,634)	(2,747)
Pro forma net income	$2,824	$443	$7,211	$1,932

Earnings per share - pro forma:
Basic - pro forma	$0.17	$0.03	$0.43	$0.12
Diluted - pro forma	$0.17	$0.03	$0.43	$0.11

Weighted-average shares outstanding - pro forma:
Basic - pro forma (7)	16,594,464	16,626,641	16,583,043	16,592,981
Diluted - pro forma (7)	16,710,913	16,871,576	16,741,989	16,861,865

(1)
Represents the elimination of management fees and related costs paid to the Sponsor for advisory services provided pursuant to an advisory services and monitoring agreement and the termination fee incurred with the IPO.

(2)	Represents losses resulting from refinancing of long-term debt and gains from settlement of asset retirement obligations.

(3)
Represents the lower interest expense assuming the $55.5 million partial repayment of long-term debt from the net proceeds of the IPO occurred as of the beginning of fiscal year 2013. This interest expense calculation also assumes a drop in the interest rate under our prior credit facility to 5.5% due to the reduction in our total leverage ratio to below 4.25x Adjusted EBITDA as defined in our prior credit facility. The interest adjustment also includes a reduction to the amortization of deferred financing costs consistent with the write-off of deferred financing costs related to the $55.5 million partial repayment of long-term debt, which occurred on May 7, 2014.

(4)	Reflects the elimination of stock compensation charges incurred related to fully-vested make-whole options granted to management concurrently with the IPO and non-recurring advisory expenses.

(5)	Reflects an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company above historical amounts.

(6)	Reflects the tax expense associated with the adjustments in 1 through 5 above at the normalized tax rate of 38.5% for Q4 of 2013, which reflects our estimated long-term effective tax rate.

(7)
Share amounts for 2013 reflect the impact of (i) a conversion of our preferred shares to common stock, (ii) a 1 to 2.2630 common stock split, and (iii) the issuance of 5,833,333 shares of common stock upon the IPO.

Investor Contact:
Fitzhugh Taylor, ICR
fitzhugh.taylor@icrinc.com
877-747-7272

Media Contact:
Jessica Liddell, ICR
jessica.liddell@icrinc.com
203-682-8208